===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       NATIONAL COMMERCE BANCORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                       NATIONAL COMMERCE BANCORPORATION
                              One Commerce Square
                           Memphis, Tennessee 38150

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 25, 2001

TO THE SHAREHOLDERS OF NATIONAL COMMERCE BANCORPORATION:

  The annual meeting of shareholders of National Commerce Bancorporation will be held in the Auditorium at National Bank of Commerce, Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee 38150, on Wednesday, April 25, 2001, at 10:00 a.m., Central Daylight Time.

  At the annual meeting, you will be asked to vote on the following proposals:

    1. To elect seven individuals to serve on our Board of Directors;

    2. To amend our Amended and Restated Charter to change our name to "National Commerce Financial Corporation;"

    3. To approve our Short-Term Incentive Compensation Plan;

    4. To ratify the appointment of KPMG LLP as our independent auditors for 2001; and

    5. To transact any and all other business as may properly come before the meeting or any adjournment of the meeting.

  Only shareholders of record at the close of business on March 9, 2001 will be entitled to receive notice of and to vote at the annual meeting.

  Information relating to the above matters is set forth in the accompanying proxy statement dated March 30, 2001.

                                          By Order of the Board of Directors,

                                          David T. Popwell
                                          Secretary

Memphis, Tennessee
March 30, 2001

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       NATIONAL COMMERCE BANCORPORATION
                              One Commerce Square
                           Memphis, Tennessee 38150

                             ---------------------
                                PROXY STATEMENT

                             ---------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 25, 2001

                             ---------------------

                     INFORMATION ABOUT THE ANNUAL MEETING

  Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting of shareholders by the proxies named in the enclosed proxy card. In connection with our solicitation of proxies, we are mailing this proxy statement, the enclosed proxy card, our 2000 annual report and our annual report on Form 10-K to all shareholders beginning on March 30, 2001.

  In this proxy statement, terms such as "we," "us" and "our" refer to National Commerce Bancorporation, which may also be referred to from time to time as "NCBC" to distinguish it from its subsidiaries or other entities.

When is the annual meeting?      Wednesday, April 25, 2001, 10:00 a.m. Central
                                 Daylight Time.

Where will the annual meeting be held?
                                 In the Auditorium at National Bank of
                                 Commerce, Concourse Level, Commerce Tower,
                                 One Commerce Square, Memphis, Tennessee 38150

What items will be voted on at the annual meeting?
                                 You will be voting on the following matters:

                                 1. ELECTION OF DIRECTORS. To elect seven
                                    Class A directors to serve until the 2004 annual meeting of shareholders.

                                 2. AMENDMENT OF CHARTER. To amend our Amended
                                    and Restated Charter to change our name
                                    from "National Commerce Bancorporation" to
                                    "National Commerce Financial Corporation."

                                 3. SHORT-TERM INCENTIVE COMPENSATION PLAN. To
                                    consider and approve our Short-Term
                                    Incentive Compensation Plan.

                                 4. RATIFICATION OF AUDITORS. To ratify the
                                    selection of KPMG LLP as our independent auditors for fiscal year 2001.

                                 5. OTHER BUSINESS. To transact such other
                                    business as may properly come before the annual meeting or any adjournment of the annual meeting.

Who can vote?                    Only holders of record of our common stock at
                                 the close of business on March 9, 2001 will be entitled to notice of and to vote at the annual meeting and any adjournment of the annual meeting. You are entitled to one vote for each share of common stock held on that date. On March 9, 2001, there were
                                 205,936,711 shares of our common stock
                                 outstanding and entitled to vote.

How do I vote by proxy?          You may vote your shares by marking, signing
                                 and dating the enclosed proxy card and
                                 returning it in the enclosed postage-paid envelope. If you return your signed proxy card before the annual meeting, we will vote your shares as you direct.

                                 For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees or (3) all of the nominees except those you designate. For each other item of business, you may vote "FOR" or "AGAINST" or you may "ABSTAIN" from voting.

                                 If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them:

                                     "FOR" the election of all of our nominees
                                        for director;

                                     "FOR" the adoption of the amendment to
                                     our Amended and Restated Charter;

                                     "FOR" the approval of our Short-Term
                                     Incentive Compensation Plan; and

                                     "FOR" the ratification of KPMG LLP as our independent auditors.

                                 You may also vote your shares by proxy either by telephone or electronically via the Internet, following the instructions on the enclosed proxy card.

                                 We are not aware of any other matters to be brought before the annual meeting. If matters other than those set forth above are properly brought before the annual meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?
                                You can change or revoke your proxy at any time before it is voted at the annual meeting:

                                1. If you initially voted by telephone or
                                   electronically via the Internet, by
                                   recording a different vote using the same method you used to cast your initial vote.

                                2. By submitting another proxy card by mail
                                   with a more recent date than that of the proxy first given, whether given by telephone, electronically or via submission of a proxy card.

                                3. By sending written notice of revocation to our corporate secretary, David T. Popwell.

                                4. By attending the annual meeting and voting
                                   in person.

                                If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

How many votes are required?    If a quorum is present at the annual meeting,

                                  The director nominees will be elected by a plurality of the votes cast in person or by proxy at the annual meeting.

                                  The approval and adoption of the amendment to our Amended and Restated Charter, the approval of the Short-Term Incentive Compensation Plan, the ratification of KPMG LLP as our independent auditors for 2001, and all other matters submitted to the shareholders will require the affirmative vote of a majority of the shares of common stock cast on the matter in person or by proxy at the annual meeting.

What constitutes a "quorum" for the annual meeting?
                                A majority of the outstanding shares of NCBC common stock entitled to vote at the annual meeting, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You will be considered part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the annual meeting for purposes of determining a quorum. However, abstentions and broker non-votes will not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority for that item and has not received instructions from the owner of the shares.

Who pays for the solicitation of proxies?
                                 We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, as well as those of our principal banking subsidiaries, Central Carolina Bank and Trust Company and National Bank of Commerce, may make solicitations personally and by telephone or otherwise. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies. In addition, we have retained Georgeson & Company, Inc. to assist in the solicitation for a fee of approximately $7,000 plus reasonable out-of-pocket expenses.

When are proposals for the 2002 annual meeting due?
                                 To be considered either for inclusion in the proxy materials solicited by the directors for the 2002 annual meeting or for consideration by the shareholders at the 2002 annual meeting, proposals by shareholders must be received by David T. Popwell, Corporate Secretary, One Commerce Square, Memphis, Tennessee 38150, no later than November 26, 2001. To be eligible for inclusion, a proposal must comply with our bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934. We have discretionary voting authority with respect to any shareholder proposals that we receive after February 9, 2002.

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

  Our Amended and Restated Charter provides for a Board of Directors consisting of not less than three and not more than 25 directors. It divides the Board into three classes as nearly equal in number as possible, with each class serving a three-year term and one class elected at each annual meeting of shareholders. The Board of Directors has set at 20 the number of directors constituting the full Board for the ensuing year.

  CCB Financial Corporation ("CCB") merged with and into NCBC effective July 5, 2000. Pursuant to our Agreement and Plan of Merger with CCB, for a period of two years after the merger, 10 of our directors are to be nominated by members of our Board who were directors of NCBC prior to the merger, or their successors ("NCBC directors"), and 10 are to be nominated by members of our Board who were directors of CCB prior to the merger, or their successors ("CCB directors"). Of the nominees and incumbents listed below, the NCBC directors nominated Messrs. Garrott, Campbell, Canale, Daughdrill, Farnsworth, Jenkins, Mallory, McGehee, McNeill and Reed, and the CCB directors nominated Messrs. Roessler, Brame, Garrett, Joyner, McDonald, Munson, Shi, Tate and Wynn. There is currently one vacancy that may be filled by the CCB directors.

  At this year's annual meeting, seven directors are to be elected as Class A directors for terms that expire at the annual meeting of shareholders in 2004. All of the nominees are members of the present Board and were appointed in conjunction with the merger of CCB with and into NCBC, except Mr. Daughdrill, who was appointed by the Board in December 2000 to fill a vacancy.

  The Board of Directors could, by a majority vote of the entire Board, increase the number of directors to up to 25 and fill the vacancies resulting from such increase for the remainder of the term of the class in which each new directorship is created. Although the Board from time to time considers qualified candidates to become directors, the Board has made no decision to increase the number of directors.

  The following table provides information about the seven nominees for election to the Board of Directors as Class A directors as well as the 12 incumbent Class B and Class C directors.

                               Principal Occupation for Past Five Years                       Year First Elected
      Name                 Age             and Directorships                                       Director
      ----                 --- ----------------------------------------                       ------------------
 Class A: Nominees to Serve Until the Annual Meeting of Shareholders in 2004
 Bruce E. Campbell, Jr.    70          Director of RFS Hotel Investors, Inc. and                     1976
                                       The Mallory Group
 Blake P. Garrett          60          Partner in Garrett and Garrett Construction                   2000
                                       and related companies (commercial real
                                       estate development); Director of CCB until
                                       July 2000
 Thomas M. Garrott         63          Chairman of the Board; Chairman of the                        1977
                                       Executive Committee of the Board; President
                                       and Chief Executive Officer of NCBC until July
                                       2000; Chief Executive Officer and Chairman
                                       of the Board of National Bank of Commerce
                                       ("NBC") until July 1998
 C. Dan Joyner             63          President and Chief Executive Officer of The                  2000
                                       Prudential/C. Dan Joyner Co., Inc. (real
                                       estate broker); Director of CCB until July
                                       2000
 W. Neely Mallory, Jr.     67          President of Mallory Group, Inc. (3rd party                   1974
                                       logistics)
 Eric B. Munson            58          President and Chief Executive Officer of                      2000
                                       University of North Carolina Hospitals
 H. Allen Tate, Jr.        69          President and Chief Executive Officer of                      2000
                                       Allen Tate Company, Inc. (real estate
                                       broker); Director of Reliance Relocation
                                       Services, Inc.; Director of CCB until
                                       July 2000

 Class B: Incumbents to Serve Until the Annual Meeting of Shareholders in 2002
 Thomas C. Farnsworth, Jr. 63          Chairman of Farnsworth Investment Co. (real                   1977
                                       estate developer)
 R. Lee Jenkins            71          Private investor; Director of RFS Hotel                       1990
                                       Investors, Inc.
 Eugene J. McDonald        68          Executive Vice President of Duke University;                  2000
                                       Founding President and Chief Executive Officer
                                       of Duke Management Company (asset management
                                       company affiliated with Duke University);
                                       Chairman of Winston Hedged Equity Group;
                                       Director of RedHat, Inc.; Director of CCB
                                       until July 2000
 James E. McGehee, Jr.     71          Chairman of McGehee Realty and Development Company            1976
 Phillip H. McNeill, Sr.   62          Chairman and Chief Executive Officer of Equity
                                       Inns, Inc.; Director of Interstate Hotel Corp.                1998
 Ernest C. Roessler        59          President and Chief Executive Officer; Chairman               2000
                                       of the Board, President and Chief Executive
                                       Officer of CCB until July 2000
 Dr. Phail Wynn, Jr.       53          President, Durham Technical Community College                 2000

 Class C: Incumbents to Serve Until the Annual Meeting of Shareholders in 2003
 James B. Brame, Jr.       55          President and Chief Executive Officer of Brame                2000
                                       Specialty Co., Inc. (paper and office supplies);
                                       Director of CCB until July 2000
 John D. Canale, III       55          President and Chief Executive Officer of D. Canale & Co;      1989
                                       Secretary-Treasurer of D. Canale Beverages, Inc.;
                                       President of D. Canale Food Services, Inc. (wholesale
                                       food distributor) until September 1999
 James H. Daughdrill, Jr.  66          President of Rhodes College until his retirement              1999
                                       June 1999
 J. Bradbury Reed          61          Member of law firm of Bass, Berry & Sims PLC;                 1998
                                       Director of J. Alexander's Corporation
 Dr. David E. Shi          49          President of Furman University; Director of CCB               2000
                                       until July 2000

                                       6

  We have no reason to believe that any of the nominees for director will not agree or be available to serve as a director if elected. However, should any nominee become unable or unwilling to serve, the proxies may be voted for a substitute nominee or nominees or to allow the vacancy to remain open until filled by the Board.

  The presence of a quorum at the annual meeting, either in person or by written proxy, and the affirmative vote of a plurality of the votes cast at the meeting are necessary to elect a nominee as director.

  The Board of Directors recommends that you vote "FOR" the election to the Board of the individuals nominated by the Board.

                           MANAGEMENT OF THE COMPANY

Compensation of Directors

  During 2000, our directors who were directors of NCBC prior to our merger with CCB, or their successors ("NCBC directors"), were paid a fee of $2,000 per Board meeting attended. Directors serving on committees of the Board who were not officers or employees of NCBC or its subsidiaries ("outside directors") were paid $150 per committee meeting attended ($250 for the committee chairman). Outside directors received an annual retainer of $4,000. Pursuant to the provisions of our 1994 Stock Plan, outside directors who attended all of the Board's nine meetings during the year received 100 shares of our common stock as additional compensation for their attendance. Our directors who were directors of CCB prior to the merger, or their successors ("CCB directors"), were paid $875 per Board meeting attended, and CCB outside directors were paid $750 per committee meeting attended ($1,000 for the committee chairman). CCB outside directors received an annual retainer of $12,500 and an additional annual retainer of $7,500 for serving on our Executive Committee, each prorated for the portion of the year following the merger. At the end of the year, each NCBC outside director was given a lump sum payment equal to the difference between what he would have been paid had he been a CCB director following the merger and what he was actually paid as an NCBC director.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish us with copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations from such officers, directors and shareholders with respect to the period from January 1, 2000 through December 31, 2000, we are not aware of any required Section 16(a) reports that were not filed on a timely basis.

Stock Ownership of Management and Principal Shareholders

  The following table sets forth the number and the percentage of shares of our outstanding common stock that were beneficially owned by our Chief Executive Officer, our four other most highly compensated executive officers (including officers of subsidiaries, if applicable), our directors and nominees for directorships, and all directors and named executive officers as a group, as of December 31, 2000. The number of shares of common stock outstanding used in calculating the percentage for each listed individual includes the shares of our common stock underlying options or warrants exercisable within 60 days of December 31, 2000 that were held by the listed individuals, but excludes shares of common stock underlying options held by other persons. We know of no person that is a "beneficial owner," as such term is defined by the rules of the Securities and Exchange Commission, of more than 5% of the outstanding shares of our common stock as of December 31, 2000.

                                            Number of Shares of
                                         Common Stock Beneficially   Percent of
                 Name                  Owned as of December 31, 2000  Class(1)
                 ----                  ----------------------------- ----------
James B. Brame, Jr....................              52,641(2)              *
Bruce E. Campbell.....................             411,482(3)              *
John D. Canale III....................           5,193,520(4)           2.74
James H. Daughdrill...................                 100                 *
Thomas C. Farnsworth, Jr..............             943,333(5)              *
Richard L. Furr.......................             301,456(6)              *
Blake P. Garrett, Jr..................             250,344(7)              *
Thomas M. Garrott.....................           2,063,379(8)           1.09
Lewis E. Holland......................             443,476(9)              *
R. Lee Jenkins........................              38,000(10)             *
C. Dan Joyner.........................             113,369(11)             *
W. Neely Mallory, Jr..................             455,729(12)             *
Eugene J. McDonald....................              77,176(13)             *
James E. McGehee, Jr..................           3,494,186(14)          1.84
Phillip H. McNeill, Sr................             100,000                 *
Eric B. Munson........................              40,954(15)             *
J. Bradbury Reed......................              11,386                 *
William R. Reed, Jr...................             474,662(16)             *
Ernest C. Roessler....................             567,886(17)             *
Dr. David E. Shi......................              49,178(18)             *
H. Allen Tate, Jr.....................              98,021(19)             *
Dr. Phail Wynn, Jr....................              42,271(20)             *
All directors and named executive
 officers as a group
 (22 persons).........................          15,222,549(21)          8.04

--------
  * Less than 1% of the outstanding shares of our common stock.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options, warrants or other rights to acquire common stock that are currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this proxy statement, are deemed outstanding and beneficially owned by the person holding the option, warrant or other right for purposes of computing such person's percentage ownership. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by such shareholder.
 (2) Includes 26,215 shares of common stock issuable upon exercise of an option held by Mr. Brame.
 (3) Includes 99,188 shares of common stock held by Mr. Campbell through an individual retirement account; 236,204 shares held jointly by Mr. Campbell and his wife; and a total of 82,452 shares held by members of Mr. Campbell's family, as to which Mr. Campbell disclaims any beneficial interest.

 (4) Includes 325,500 shares owned by the estate of Mr. Canale's father, John
     D. Canale. As an executor of the estate, Mr. Canale shares investment and voting power. Also includes 4,711,312 shares held by D. Canale & Co., in which Mr. Canale has a 50% voting interest. Also includes 400 shares held by Mr. Canale as custodian for his nephew.
 (5) Includes 500 shares held by Mr. Farnsworth's wife, as to which Mr. Farnsworth disclaims any beneficial interest, and 266,461 shares held by Mr. Farnsworth through a dividend reinvestment service.

 (6) Includes 116,963 shares of common stock issuable upon exercise of stock options held by Mr. Furr; 22,360 shares held by Mr. Furr's wife; 4,900 shares held by Mr. Furr's children; and 32,133 shares attributable to Mr. Furr under our ESOP and 401K plans.

 (7) Includes 111,206 shares of common stock held by members of Mr. Garrett's family; 1,377 shares held by Inn Circle Limited Partnership, of which Mr. Garrett is a partner; 5,449 shares held by Garrett, Wenck & Garrett, Inc., of which Mr. Garrett is a shareholder; and 30,358 shares issuable upon exercise of an option held by Mr. Garrett.
 (8) Includes 357,000 shares of common stock issuable upon exercise of stock options held by Mr. Garrott; 95,248 shares held by Mr. Garrott's wife, as to which Mr. Garrott disclaims any beneficial interest; 99,893 shares held in trust for the benefit of Mr. Garrott's children, as to which Mr. Garrott disclaims any beneficial interest; and 94,437 shares attributable to Mr. Garrott under our ESOP and 401K plans.
 (9) Includes 284,500 shares of common stock issuable upon exercise of stock options held by Mr. Holland; 2,777 shares attributable to Mr. Holland under our ESOP and 401K plans; and 43,707 shares held by Mr. Holland's wife, as to which he disclaims any beneficial interest.
(10) Includes 6,000 shares of common stock held by Mr. Jenkins's wife, as to which he disclaims any beneficial interest.
(11) Includes 42,032 shares of common stock issuable upon exercise of stock options held by Mr. Joyner and 5,606 shares held by Mr. Joyner through an individual retirement account.
(12) Includes 4,000 shares of common stock held by Mr. Mallory's wife, as to which he disclaims any beneficial interest.
(13) Includes 31,115 shares of common stock issuable upon exercise of stock options held by Mr. McDonald.
(14) Includes 3,439,138 shares of common stock held by certain family entities, foundations or members, as to which Mr. McGehee has voting power but as to which Mr. McGehee disclaims any beneficial interest. Of those 3,439,138 shares, Mr. McGehee has no investment power with respect to 1,635,609 shares.
(15) Includes 31,115 shares of common stock issuable upon exercise of stock options held by Mr. Munson.
(16) Includes 385,232 shares of common stock held jointly with Mr. Reed's wife and 252,500 shares issuable upon exercise of stock options held by Mr. Reed.
(17) Includes 243,138 shares of common stock issuable upon exercise of stock options held by Mr. Roessler; 17,150 shares held by Mr. Roessler's wife, as to which he disclaims any beneficial interest; 22,014 shares held by Mr. Roessler through a dividend reinvestment service; and 71,413 shares attributable to Mr. Roessler under our 401K plan.

(18) Includes 30,332 shares of common stock issuable upon exercise of stock options held by Dr. Shi.

(19) Includes 31,115 shares of common stock issuable upon exercise of stock options held by Mr. Tate and 4,000 shares held by the Allen Tate Foundation.

(20) Includes 31,115 shares of common stock issuable upon exercise of stock options held by Dr. Wynn.

(21) Includes an aggregate of 1,507,498 shares of common stock issuable upon the exercise of stock options by all directors and named executive officers as a group. Also includes an aggregate of 200,760 shares under our ESOP and 401K plans.

Board and Committee Meetings and Attendance

  Our Board of Directors has three principal standing committees--the Executive Committee, the Audit Committee, and the Compensation Committee. The Board also has a Governance and Nominating Committee and a Loan Policy and Oversight Committee.

  During 2000, the Board of Directors held nine meetings. The Executive Committee met seven times and the Audit Committee met four times during 2000. The Compensation Committee held four meetings during 2000, while the Governance and Nominating Committee held one meeting and the Loan Policy and Oversight Committee met five times.

  During 2000, none of our directors attended fewer than 75% of the total number of Board meetings and meetings of committees of the Board on which he served. We believe that attendance at meetings is only one means by which directors may contribute to the effective management of NCBC and that the contributions of all our directors have been substantial.

  Executive Committee. The Executive Committee, composed of Messrs. Garrott (Chairman), Campbell, Farnsworth, McDonald, McGehee, Munson, Roessler and Wynn, has, and may exercise, all the authority of the full Board of Directors between Board meetings with respect to matters other than the amendment of our Amended and Restated Charter or Bylaws, the adoption of a plan of merger or consolidation, or the disposition of substantially all of our assets or our dissolution.

  Audit Committee. The Board of Directors maintains an Audit Committee comprised of six of our outside directors. The Board and the Audit Committee believe that the current composition of the Audit Committee satisfies Rule 4310(c)(26)(B)(i) of the Nasdaq Stock Market listing standards, which governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15). For more information concerning the Audit Committee, please see "REPORT OF THE AUDIT COMMITTEE" below.

  Governance and Nominating Committee. The Governance and Nominating Committee seeks out and evaluates qualified candidates for positions on our Board of Directors. Messrs. McDonald (Chairman), Daughdrill, McGehee, Reed and Shi serve on this committee, and Messrs. Garrott and Roessler are non-voting members of the committee. The Governance and Nominating Committee will consider nominees recommended by our shareholders, provided that all proposals for nominees must comply with our bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934. Please see "When are Shareholder Proposals for the 2002 Annual Meeting Due?" on page 3.

  Loan Policy and Oversight Committee. Messrs. Farnsworth (Chairman), Brame, Campbell, Daughdrill, Jenkins, Joyner and Tate serve on the Loan Policy and Oversight Committee. This committee is designed to insure that the company's lending policies are adequate and that lending activities are conducted in accordance with our policies and applicable laws and regulations The committee also monitors loan portfolio quality, oversees procedures to identify problem loans and reviews the adequacy of our loan loss reserve.

  The membership and principal functions of the Compensation Committee are described under the caption "REPORT OF THE COMPENSATION COMMITTEE" below.

                         REPORT OF THE AUDIT COMMITTEE

  In accordance with the Audit Committee's written charter, adopted for the committee by the full Board of Directors and set forth as Appendix A to this proxy statement, the Audit Committee assists the Board in fulfilling its oversight responsibility with respect to the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee recommends to the Board of Directors the persons or firm to be employed as our independent auditors; reviews with such auditors the scope of their engagement, their report of audit and the accompanying management letter, if any; consults with the independent auditors and management with regard to our accounting methods and the adequacy of our internal system of accounting control; approves professional services provided by the independent auditors; reviews the independence of the independent auditors; and considers the range of the independent auditors' audit and non-audit fees. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

  (1) reviewed and discussed the audited financial statements with management;

  (2) discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

  (3) received the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1 and discussed with the independent auditors any issues that may impact the auditors' objectivity and independence.

Audit Fees

  Aggregate fees for professional services rendered by Ernst & Young LLP for the audit of our 2000 annual financial statements were $608,000.

Financial Information Systems Design and Implementation Fees

  No fees were billed by Ernst & Young LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

  Aggregate fees billed for services rendered by Ernst & Young LLP during fiscal year 2000, other than services covered in the two paragraphs immediately preceding this one, totaled $818,000. Of this amount, $305,000 was billed for audit-related services, including fees for employee benefit plan audits, internal control reviews, accounting consultations and reviews of SEC registration statements and $513,000 was billed for non-audit services.

  In accordance with the Securities and Exchange Commission's new auditor independence requirements, the Audit Committee has also considered the effects that the provision of non-audit services may have on the auditors' independence. Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission.

                                          CURRENT AUDIT COMMITTEE MEMBERS:

                                          Blake P. Garrett, Jr. (Chairman)

                                          John D. Canale III
                                          C. Dan Joyner
                                          W. Neely Mallory, Jr.
                                          Phillip H. McNeill, Sr.

                                          Dr. Phail Wynn, Jr.

               COMPENSATION OF MANAGEMENT AND OTHER INFORMATION

Summary Compensation Table

  The following table sets forth certain summary information for the years indicated with respect to the compensation awarded to, earned by, or paid to our Chief Executive Officer and each of the four other most highly compensated executive officers of us and our subsidiaries (hereinafter referred to as the "named executive officers"). The compensation shown for Messrs. Roessler and Furr includes compensation paid to them by CCB prior to the NCBC-CCB merger in July 2000.

                                                                 Annual
                                                             Compensation(1)     Long-Term Compensation
                                                             --------------- -------------------------------
                                                                                    Awards          Payouts
                                                                             --------------------- ---------
                                                                             Restricted Securities
                                                                               Stock    Underlying   LTIP    All Other
                                                             Salary   Bonus   Award(s)   Options/   Payouts  Compensa-
            Name and Principal Position                 Year ($)(1)    ($)     ($)(2)   SARs(#)(3)  ($)(4)   tion($)(5)
            ---------------------------                 ---- ------- ------- ---------- ---------- --------- ----------
 Ernest C. Roessler.... President and Chief Executive   2000 650,000 733,107 1,581,250   449,601   1,039,354  3,222,344(6)(8)
                        Officer; Director of NBC;       1999 600,000 370,731         0    84,476     202,000     93,939(8)
                        Chairman of the Board,          1998 521,000 340,890         0    84,476     150,000    143,438(8)
                        President and Chief
                        Executive Officer of CCB
                        until July 2000
 Thomas M. Garrott..... Chairman of the Board and       2000 625,000 758,107 2,050,375   360,000             12,251,182(6)(9)
                        Director; President and         1999 535,000 535,000   532,500    65,000              2,414,487(7)(9)
                        Chief Executive Officer until   1998 510,000 510,000         0    80,000                 31,000(9)
                        July 2000; Director of NBC
 William R. Reed, Jr. . Chief Operating Officer;        2000 322,500 217,787   474,375   137,500              2,526,043(6)(9)
                        Chairman and Director of        1999 271,000 184,280         0    25,000                 63,638(7)(9)
                        NBC; Director of Central        1998 246,000 184,500         0    40,000                 37,000(9)
                        Carolina Bank & Trust
 Lewis E. Holland...... President of Financial          2000 315,000 201,012   474,375   137,500              3,942,803(6)(9)
                        Enterprises, Vice Chairman      1999 271,000 170,730         0    25,000                 70,881(7)(9)
                        and Director of NBC; Director   1998 291,000 197,250         0    40,000                 33,000(9)
                        of Central Carolina Bank &
                        Trust
 Richard L. Furr....... Chairman and President of       2000 339,400 216,531   474,375   163,754     449,192  1,559,443(6)(8)
                        Central Carolina Bank &         1999 325,800 167,756         0    35,721     100,000     46,379(8)
                        Trust; Senior Executive Vice    1998 301,658 157,900         0    35,721      86,000     67,545(8)
                        President of CCB until
                        July 2000

-------
(1) We also provide certain perquisites and other personal benefits to the named executive officers that do not exceed either $50,000 or 10% of each named executive officer's total annual salary and bonus.
(2) Dollar amount shown equals number of shares multiplied by stock price on grant date. Dividends are paid on shares of restricted stock at the same rate as on unrestricted shares.
(3) Options adjusted for 2-for-1 stock split effective July 1, 1998. The options shown for Messrs. Roessler and Furr for 1999 and 1998 represent options to acquire shares of CCB common stock that were converted into options to acquire shares of our common stock upon completion of the NCBC-CCB merger.
(4) Reflects amounts paid to Messrs. Roessler and Furr under CCB's Long-Term Incentive Plan ("LTIP"). In connection with the NCBC-CCB merger, LTIP awards scheduled to vest in 2001 and 2002 were accelerated for all participants. The amounts listed for Messrs. Roessler and Furr include $762,000 and $332,000, respectively, which amounts were accelerated due to the merger.

(5) In addition to the other amounts footnoted below, figures in this column include directors' fees (with respect to service on the boards of NCBC and NBC, as applicable) of an aggregate of $26,150 paid to Mr. Garrott, $20,000 paid to Mr. Reed and $22,000 paid to Mr. Holland for 2000; $24,000 paid to Mr. Garrott, $22,000 paid to Mr. Reed, and $24,000 paid to Mr. Holland for 1999; and $26,000 paid to Mr. Garrott, $32,000 paid to Mr. Reed, and $28,000 paid to Mr. Holland for 1998.
(6) The amount listed for each named executive officer includes payments pursuant to contractual obligations made in connection with the NCBC-CCB merger, as follows: Mr. Roessler, $3,109,600; Mr. Garrott, $12,131,293; Mr. Reed, $2,464,155; Mr. Holland, $3,873,672; and Mr. Furr, $1,519,518.
    The amount listed for Mr. Roessler also includes $18,520 in relocation costs paid to him by NCBC. The amounts listed for Messrs. Roessler, Garrott, Reed, Holland and Furr also include split dollar life insurance premiums.
(7) Includes split dollar life insurance premiums. Also includes a lump sum payment received by Mr. Garrott in 1999 in the amount of $2,296,998 in accordance with an amended employment agreement that extends the date upon which he may elect to be employed on part-time status.

(8) The amounts listed for Messrs. Roessler and Furr include an employer's matching contribution on behalf of that officer to the CCB 401K plan. The separate amounts for 2000, 1999 and 1998 are as follows: Mr. Roessler-- $30,622, $28,227 and $39,359 and Mr. Furr--$8,715, $14,511 and $20,898.
    The 1999 and 1998 amounts also include split-dollar life insurance premiums.
(9) Also includes an employer's matching contribution on behalf of that officer to the NCBC 401K plan in the amount of $5,250 for each officer in 2000 and $5,000 for each officer in each of 1999 and 1998.

Stock Option Plans

  During 1994, the shareholders approved our 1994 Stock Plan (the "1994 Plan"), which reserved 6,200,000 shares of our common stock for use under the 1994 Plan. Shares which had not been subject to option or restricted stock grants under previous plans were transferred to reserved shares under the 1994 Plan. In 1997 and 2000, the shareholders approved an additional 2,000,000 and 4,000,000 shares, respectively, for grants under the 1994 Plan.

  We grant options under the 1994 Plan at the then prevailing market price of our common stock. Options become exercisable in equal parts over vesting periods ranging from three to five years. Only eligible officers and key employees are eligible to participate in the 1994 Plan.

  In addition, in connection with the CCB merger, we assumed CCB's obligations under several option plans, including the CCB Long-Term Incentive Plan. CCB shareholders approved all shares available for grant under the CCB LTIP. Immediately following the CCB merger, there were approximately 5,334,650 shares of NCBC common stock available for issuance under the CCB LTIP, which remain available for issuance to executive officers and key employees of NCBC following the merger.

  Amounts set forth in the following tables reflect the effect of all stock dividends and splits declared through 2000 and, with respect to Messrs. Roessler and Furr, the effect of the CCB merger with NCBC.

Option Grants In Last Fiscal Year

  The following table sets forth certain information with respect to the grant of stock options under our 1994 Plan and, with respect to Messrs. Roessler and Furr, the CCB LTIP, to the named executive officers for the year ended December 31, 2000.

                  Individual Grants(1)
------------------------------------------------------------------------------------------
                                                                           Potential
                                                                        Realizable Value
                                     Percent of                             at Assumed
                                       Total                              Annual Rates
                         Number of    Options                            of Stock Price
                        Securities  Granted to   Exercise                 Appreciation
                        Underlying   Employees      or                   for Option Term
                         Options       in      Base Price Expiration ---------------------
   Name                  Granted (#) Fiscal Year   ($/SH)      Date        5%        10%
   ----                ----------- ----------- ---------- ---------- ---------- ----------
Thomas M. Garrott...      60,000       2.5%     $16.938     3-9-10   $  495,741 $1,220,349
                         300,000      12.7       15.813     7-5-10    2,314,001  5,696,295
Ernest C. Roessler..      40,330       1.7       17.625     8-1-10      346,736    853,827
                          12,324       0.5       16.225    3-16-10       97,536    240,101
                          96,947       4.1       16.225    3-16-10      767,269  1,888,758
                         300,000      12.7       15.813     7-5-10    2,314,001  5,696,295
Lewis E. Holland...       37,500       1.6       16.938     3-9-10      309,838    762,718
                         100,000       4.2       15.813     7-5-10      771,334  1,898,765
William R. Reed, Jr..     37,500       1.6       16.938     3-9-10      309,838    762,718
                         100,000       4.2       15.813     7-5-10      771,334  1,898,765
Richard L. Furr......     16,860       0.7       17.625     8-1-10      144,953    356,827
                          12,324       0.5       16.225    3-16-10       97,536    240,101
                          34,570       1.5       16.225    3-16-10      273,598    673,506
                         100,000       4.2       15.813     7-5-10      771,334  1,898,765

--------
(1) Options become exercisable annually in equal parts over a three- or five-year period following the date of grant.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values

  The following table sets forth certain information with respect to options exercised during 2000 and the value of unexercised options and stock appreciation rights ("SARs") held by the named executive officers of NCBC and its subsidiaries at December 31, 2000.

                                                      Number of
                                                     Securities                 Value of
                                                     Underlying                Unexercised
                           Shares                    Unexercised              In-the-Money
                         Acquired on  Value         Options/SARs              Options/SARs
                          Exercise   Realized       at FY-End (#)            at FY-End($)(2)
   Name                      (#)      ($)(1)  Exercisable/Unexercisable Exercisable/Unexercisable
   ----                  ----------- -------- ------------------------- -------------------------
Thomas M. Garrott.......      --          --       357,000/348,000        $4,807,490/$3,056,250
Ernest C. Roessler......    8,718    $ 59,074      243,138/449,601         1,332,460/ 3,898,204
Lewis E. Holland........      --          --       284,500/130,000         4,154,216/ 1,128,125
William R. Reed, Jr.....   60,000    $809,048      252,500/130,000         3,721,704/ 1,128,125
Richard L. Furr.........   10,648    $ 64,790      116,963/163,754           702,022/ 1,413,672

--------
(1) Market value of underlying securities at exercise minus the exercise price.
(2)Market price at year end less exercise price.

Pension Plans

  Prior to the NCBC-CCB merger, NCBC and CCB had established separate pension plans for the benefit of their respective employees. Each of these plans continues to be in effect and is described below.

  NCBC maintains a non-contributory, defined benefit retirement plan that covers all our eligible employees ("NCBC pension plan"). The following table describes estimated retirement benefits payable under the retirement plan to employees in the specified period-of-service and compensation classifications, assuming retirement at age 65. Retirement benefits are not subject to social security deductions or offsets.

                                Credited Service
 Final     ---------------------------------------------------------------------
  Pay      10 Years    15 Years    20 Years    25 Years    30 Years    35 Years
--------   --------    --------    --------    --------    --------    --------
$125,000   $22,283     $33,426     $44,568     $55,710     $66,851     $ 77,994
 150,000    27,130      40,696      54,261      67,827      81,391       94,957
 175,000    31,007*     46,512*     62,016*     77,520*     93,023*     108,527*
 200,000    31,007*     46,512*     62,016*     77,520*     93,023*     108,527*
 225,000    31,007*     46,512*     62,016*     77,520*     93,023*     108,527*
 250,000    31,007*     46,512*     62,016*     77,520*     93,023*     108,527*
 300,000    31,007*     46,512*     62,016*     77,520*     93,023*     108,527*
 400,000    31,007*     46,512*     62,016*     77,520*     93,023*     108,527*
 450,000    31,007*     46,512*     62,016*     77,520*     93,023*     108,527*
 500,000    31,007*     46,512*     62,016*     77,520*     93,023*     108,527*

--------
* Compensation is limited to $170,000 under Internal Revenue Code Section 401(a)(17). The benefit amounts reflect grandfathered minimum benefits based on plan provisions in effect prior to the amendment effective July 15, 1996.

  The NCBC pension plan contains a five-year vesting requirement, effective January 1, 1989, and provides remuneration upon retirement at age 65 based generally upon average compensation for the five calendar years preceding retirement and years of service, with additional preretirement disability and death benefits. Benefits are calculated on the normal retirement option available to participants, which is ten years certain and life. Compensation covered by the retirement plan includes base salaries, overtime pay, commissions and bonuses. Covered compensation for commissioned employees is limited to $100,000. In 2000, covered compensation for Messrs. Garrott, Reed, and Holland was $1,383,107, $546,287, and $516,012, respectively. At December 31, 2000, Messrs. Garrott, Reed, and Holland had approximately 18, 31, and 7 years of credited service, respectively, under the retirement plan.

  The Board of Directors has also adopted a restoration pension plan that would restore any portion of the pension payable to any participant in the retirement plan which cannot be paid from such retirement plan due to the maximum benefit limitations imposed by Section 415 and by the maximum compensation limitations imposed by Section 401(a)(17) of the Internal Revenue Code as well as provide certain additional benefits to participants. Since the adoption of this plan, NCBC has annually funded actuarily determined accrued benefits under the plan. In accordance with the terms of the restoration pension plan and their respective employment agreements, the NCBC-CCB merger caused the participation of Messrs. Garrott, Reed and Holland in the plan to terminate, and they received payments of $7,551,605, $2,456,690 and $904,094, respectively. These payments represented the present value of each officer's expected lifetime benefits under the plan, reflecting an additional three years of age and service as provided in their employment agreements and assuming immediate retirement. Effective August 1, 2000, Messrs. Garrott, Reed and Holland were eligible for re-entry into the restoration pension plan, but only with respect to future services. Under the plan, if Messrs. Garrott, Reed and Holland work for NCBC until age 65 at their 2000 rate of compensation, the plan will provide them with lifetime annuities of $36,288, $63,385 and $80,871, respectively.

  CCB maintained a tax-qualified, defined benefit pension plan (the "CCB pension plan") that we are continuing to maintain until such time as the NCBC and CCB benefit plans are fully integrated. Substantially all of the full-time employees of CCB prior to the merger who are now NCBC employees and who have been continuously employed for a period of twelve months participate in the CCB pension plan. Compensation covered by the CCB pension plan each year is a participant's annual base salary and short term bonus. At his or her retirement, a participant's annual benefit under the CCB pension plan is based on his or her average covered compensation for any five consecutive plan years during the last ten years preceding normal retirement age. However, under tax laws in effect at December 31, 2000, the amount of a participant's annual compensation taken into account for benefit calculation purposes under the CCB pension plan may not exceed $170,000, and maximum annual benefits payable under the pension plan are $135,000. CCB therefore adopted a supplemental retirement plan that operates in conjunction with the CCB pension plan and under which a retiree will receive annual benefits in an amount equal to the difference, if any, between his actual benefit under the CCB pension plan and the amount he would receive under the CCB pension plan in the absence of the above limitations. The following table shows the estimated annual aggregate benefit payable under the CCB pension plan and the supplemental retirement plan to participants following retirement at age 65, which is the "normal retirement age" under the CCB pension plan, based on various specified numbers of years of service and various levels of compensation covered under the CCB pension plan:

                                   Credited Service
 Final      ---------------------------------------------------------------------------
  Pay       10 Years     15 Years     20 Years     25 Years     30 Years     35 Years
--------    --------     --------     --------     --------     --------     --------
$125,000    $12,000      $ 18,000     $ 24,000     $ 30,000     $ 36,000     $ 42,000
 150,000     18,000        27,000       36,000       45,000       54,000       63,000
 200,000     24,000        36,000       48,000       60,000       72,000       84,000
 250,000     30,000        45,000       60,000       75,000       90,000      105,000
 300,000     36,000        54,000       72,000       90,000      108,000      126,000
 350,000     42,000        63,000       84,000      105,000      126,000      147,000
 400,000     48,000        72,000       96,000      120,000      144,000      168,000
 450,000     54,000        81,000      108,000      135,000      162,000      189,000
 500,000     60,000        90,000      120,000      150,000      180,000      210,000
 550,000     66,000        99,000      132,000      165,000      198,000      231,000
 600,000     72,000       108,000      144,000      180,000      216,000      252,000
 650,000     78,000       117,000      156,000      195,000      234,000      273,000
 700,000     84,000       126,000      168,000      210,000      252,000      294,000
 750,000     90,000       135,000      180,000      225,000      270,000      315,000

Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. The covered compensation in 2000 and years of service at December 31, 2000 for each of the named executive officers who participate in the CCB pension plan and the supplemental retirement plan are as follows: Mr. Roessler--$1,402,607 and 12 years, and Mr. Furr--$566,113 and 29 years.

Employment Agreements

  In connection with the CCB merger, we entered into employment agreements with each of Messrs. Garrott, Roessler, Reed, Holland and Furr. Each employment agreement is for an initial term of three years (five years in the case of Mr. Roessler) commencing July 5, 2000, subject to automatic renewals on each anniversary of the effective time until the executive attains age 65 (other than Mr. Garrott's agreement, which does not automatically renew).

  During the employment period, Mr. Garrott will serve as the Chairman of our Board of Directors and as Chairman of the Executive Committee of our Board, and Mr. Roessler will serve as our Chief Executive Officer and President and as a member of the Board of Directors of NCBC. Mr. Reed will serve as our Chief Operating Officer, Mr. Holland will serve as President of our Financial Enterprises businesses and Mr. Furr will serve as President of our Carolina and Virginia banks. Mr. Garrott and Mr. Roessler will each be entitled to an annual base salary of at least $650,000. The annual base salary of Messrs. Reed, Holland and Furr will be $340,000, $325,000, and $340,000, respectively. Each employment agreement provides that the executive will be eligible to receive an annual bonus on the same basis as peer executives of NCBC.

  Mr. Garrott's employment agreement provides that, at any time after January 1, 2002 or upon the occurrence of specific events, including a breach of the agreement by NCBC, Mr. Garrott may elect to be employed on part-time status until he attains age 65. NCBC also has the right to elect to place Mr. Garrott on part-time status. While on part-time status, Mr. Garrott will be entitled to receive the following payments and benefits through his attainment of age 65: (1) 75% of the average compensation paid to him for the two highest of the three compensation years preceding the year of part-time status election; (2) continued participation in our retirement, compensation and welfare benefit plans; (3) an office and support services on the same basis as all our executive officers; and (4) except in the case of a voluntary election by Mr. Garrott in the absence of any of the specified events, all shares of restricted stock and all stock options will vest immediately. In addition, the agreement provides Mr. Garrott and his spouse with lifetime medical and dental insurance coverage. The agreement also provides Mr. Garrott with change of control protection in the event of a change of control of NCBC. Upon the occurrence of a change of control of NCBC (as defined in the employment agreement), Mr. Garrott may, during the 18 months following the change of control (12 months if Mr. Garrott is then on part-time status), give NCBC notice of his intention to exercise his rights under the change of control provisions of the agreement. Within five days after Mr. Garrott gives such notice, we must pay Mr. Garrott an amount equal to three times Mr. Garrott's "base amount," as determined under Section 280G of the Internal Revenue Code, provided that the base amount shall not include amounts received in connection with the NCBC-CCB merger. Mr. Garrott will also be entitled to receive a prorated bonus based on the highest bonus he received during the three-year period prior to giving notice in connection with the change of control and the actuarial equivalent of the expected benefit that would have been payable to him under our defined benefit retirement plan and supplemental executive retirement plan, calculated as if he had continued his employment for three years following such notice.

  Pursuant to the employment agreements with the other top executives, each of the executives will be entitled to participate in the employee benefit plans, practices and policies provided to peer executives of NCBC. The employment agreement of each of the executives provides that, upon the termination of the executive's employment with NCBC other than for "cause" or by reason of death or disability, or upon the executive's termination of employment for "good reason," other than in connection with a change of control, each executive is entitled to a lump-sum cash payment equal to the sum of (1) any unpaid base salary; (2) a pro rata annual bonus, based on the annual bonus payable to the executive in the year prior to the date of termination (the "recent annual bonus") and (3) the product of (x) the number of months from the date of termination until the end of the employment period divided by 12 (in the case of Mr. Roessler such quotient is deemed to be a minimum of four and a maximum of five) and (y) the sum of the executive's base salary and the recent annual bonus. Upon any such termination, restricted stock and stock options will vest immediately, and medical and dental benefits will continue through the end of the employment period. Each employment agreement also contains restrictive covenants that prohibit the executive from disclosing confidential information during the employment period and thereafter and from competing with NCBC while employed and for two years following termination of employment.

  The executives are also entitled to change of control protection pursuant to separate change of control agreements. This protection is structured such that each executive has an employment period of three years (five years for Mr. Roessler) that begins on the date (the "effective date") that a change of control (as defined in the agreement) occurs. During the employment period the executive will receive: (i) an annual base salary at least equal to twelve times the highest monthly base salary payable prior to the effective date;
(ii) an annual bonus at least equal to the highest annual bonus paid for the three years prior to the effective date; (iii) the ability to participate in NCBC's normal employee benefit plans at an appropriate level; (iv) reimbursement for expenses in accordance with NCBC policy; and (v) fringe benefits consistent with those previously afforded the executive. If, during the three-year period following the change in control, NCBC terminates the executive's employment other than for "Cause" or "Disability", or the executive terminates his or her employment for "Good Reason" (all as defined in the agreement), the executive will be paid a lump sum payment equal to the sum of the following: (1) unpaid base salary through the date of termination, a prorated annual bonus amount, any previously deferred compensation and accrued vacation pay; (2) three times the sum of annual compensation plus bonus; and (3) the actuarial present value of accrued benefits under NCBC's qualified defined benefit plan and any supplemental retirement plan in which the executive participates, calculated as if the executive's employment had continued for three years following the change of control. Upon such termination, all restricted stock and all stock options will vest immediately and medical and dental benefits will continue through the end of the employment period.

  Both Mr. Garrott's employment agreement and the employment and change of control agreements of the other top executives provide that if any amounts payable to an executive would subject such executive to the excise tax under section 4999 of the U.S. tax code, NCBC will make a payment such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed.

  On December 1, 1983, NCBC and Mr. Garrott entered into a Deferred Compensation Agreement entitling Mr. Garrott to receive monthly retirement benefits equal to the excess, if any, of the monthly benefits that would have been payable to him under the NCBC pension plan if he had been employed by NCBC since January 1, 1964, over the monthly benefits actually payable to him under his previous employer's pension plan.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of our Board of Directors reviews our executive compensation policies and programs and submits recommendations to the Board of Directors. The members of the committee are Messrs. Mallory (Chairman), McDonald, Farnsworth, McNeill and Munson, all of whom are non-employee directors. Messrs. Garrott and Roessler, who are employee directors, are non-voting members of the committee.

  Compensation awarded to executive officers is designed to assure that we continue to attract, motivate and retain executives of superior abilities. Our general goal for compensating our executive officers is to provide competitive compensation in the median to upper range of that received by executive officers with similar duties and responsibilities at financial institutions that resemble NCBC in factors such as asset size, earnings performance and market capitalization. During 2000, the committee engaged the services of William M. Mercer, Inc., a nationally recognized compensation consulting firm, to aid it in determining competitive levels of compensation for our executive officers.

  The compensation of all our top executive officers is linked to our overall financial performance. Annual incentive bonuses are awarded to executive officers on the basis of group, division, individual and overall corporate performance. Our compensation program also rewards key officers for the enhancement of shareholder value by providing them with appropriate ownership interests through awards of stock options.

Compensation of Executive Officers

  Each executive officer's base salary is based primarily upon the competitive market for the executive officer's services. However, Messrs. Garrott, Roessler, Holland, Reed and Furr are guaranteed minimum base salaries in accordance with the terms and conditions of their respective employment agreements. See "COMPENSATION OF MANAGEMENT AND OTHER INFORMATION--Employment Agreements."

  Our annual incentive plan is designed to give executive officers and other key employees additional incentive to maximize our long-term return for our shareholders. The cash awards under our annual incentive plan to our executive officers are generally determined by a two-step process that considers both company performance as a whole during the year and the individual performance of each executive officer.

  For the year 2000, bonuses paid to our executive officers had both a pre-merger and a post-merger component. Bonuses relating to the pre-merger period paid to executive officers of NCBC and CCB were based on the respective achievement of each officer's employer during that period of certain financial measures, including earnings per share and return on equity and, in the case of CCB, return on assets and efficiency ratio. Bonuses paid to all executive officers of the combined company with respect to the remainder of the year, on the other hand, were based on achievement of earnings per share, cost savings and integration targets of the combined company. Under this plan, amounts awarded to the top five members of executive management were between 60% and 125% of base salary.

Stock Option Plans

  The Compensation Committee considers stock options under the 1994 Plan and the LTIP for key employees, including key executive officers of NCBC and its subsidiaries. Stock options are designed to align the interests of our officers with those of our shareholders. The committee grants stock options to those key employees whose responsibilities place them in a position to make contributions to our overall financial success. These options are granted with an exercise price equal to the market price of our common stock on the day of grant and vest ratably over periods ranging from three to five years. Since the full benefits of these options cannot be realized unless our stock price appreciates over time, the creation of shareholder value is facilitated. More than approximately 1,200 of our key employees and those of our subsidiaries have been granted stock options. This represents approximately 23% of the full-time employees of NCBC and its subsidiaries, taken together.

  In 2000, the committee approved grants of non-qualified stock options to executive officers based upon the performance contributions of the particular executive officer in light of the same individual performance factors utilized in determining incentive awards, as described above, and the recommendations of William M. Mercer, Inc. The consultants considered comparable levels of responsibilities at peer banks based on asset size, market capitalization and overall financial performance.

  On July 5, 2000 at the time the merger with CCB was consummated, pursuant to new employment agreements between NCBC and the named executive officer, NCBC granted shares of restricted common stock and additional options to the named executive officers. These grants were intended to insure continued employment of these individuals while at the same time providing each with an incentive to continue increasing shareholder value.

Chief Executive Officer's 2000 Compensation

  The base salary of Mr. Garrott, who was our Chief Executive Officer until July 2000, was increased at the time of the NCBC-CCB merger to at least $650,000. The base salary of Mr. Roessler, who has been our Chief Executive Officer since July 2000, was also maintained at a minimum of $650,000, which is equal to his base salary under his employment agreement with CCB prior to the merger. The committee specifically considered Mr. Garrott's individual performance as Chairman, President and Chief Executive Officer of NCBC, Mr. Roessler's individual performance as Chief Executive Officer of CCB and then of NCBC, and both companies' strong financial performance leading up to the merger. In addition, the committee took into account the compensation paid to the chief executive officers of banking institutions of comparative size for purposes of determining both Mr. Garrott's and Mr. Roessler's compensation. The factors were considered subjectively, and none were given any specific weight. Bonuses paid to Mr. Garrott and Mr. Roessler were based on performance of NCBC and CCB, considered separately, for the pre-merger period and on the performance of the combined company for the post-merger period. Grants of restricted stock and stock options in connection with the merger were made with the goal of insuring continuity in our management and further linking the interests of management with those of our shareholders.

                                          W. Neely Mallory, Jr. (Chairman)
                                          Thomas C. Farnsworth, Jr.
                                          Eugene J. McDonald
                                          Phillip H. McNeill, Sr.
                                          Eric B. Munson

                       FIVE-YEAR STOCK PERFORMANCE GRAPH

  The line graph below reflects the cumulative five-year shareholder return (assuming reinvestment of dividends) on our common stock compared to such return of the S&P 500 Stock Index and the KBW 50 Bank Stock Index compiled by Keefe Bruyette & Woods, Inc., an investment banking firm (the "KBW 50 Bank Stock Index"). The graph reflects investment of $100 on December 31, 1995 in our common stock, the S&P 500 Index and the KBW 50 Bank Stock Index.

                      Comparative Five-Year Total Returns
                     NCBC, S&P 500, KBW 50 Bank Stock Index
                    (Performance results through 12/31/2000)

                                    [GRAPH]

             1995        1996        1997        1998        1999       2000
           -------     -------     -------     -------     -------    -------
NCBC       $100.00     $149.33     $280.17     $303.90     $372.62    $416.34
S&P 500    $100.00     $123.25     $164.38     $211.36     $255.83    $232.54
KBW 50     $100.00     $141.50     $206.87     $224.02     $216.25    $259.63

              CERTAIN TRANSACTIONS WITH DIRECTORS AND MANAGEMENT

  Some of our officers and directors, including some of the nominees described above, and certain of their associates and immediate family members (including spouses, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law) are customers of our subsidiaries. As customers, they have had transactions with our subsidiaries in the ordinary course of business, including borrowings. All of the borrowings were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in our opinion, do not involve more than normal risk of collectibility or present any other unfavorable features.

  Many of our officers, directors and nominees and their associates and immediate family members maintain deposit relationships with our subsidiaries in various types of accounts, including certificates of deposit. Interest rates paid on deposits of officers, directors and nominees and their associates and immediate family members are substantially similar to rates paid for comparable deposits of parties who are not affiliated with us.

  In December 1987, NBC issued $1,025,000 in term notes to the Mallory Partners, a Tennessee general partnership of which W. Neely Mallory, Jr., one of our directors, and two trusts for the benefit of his sons are general partners. The term notes were issued on substantially the same terms, including interest rates, as those prevailing for comparable transactions with other persons.

  J. Bradbury Reed, one of our directors, is a member of the law firm of Bass, Berry & Sims PLC. That firm from time to time represents NCBC and certain of its subsidiaries.

  During 2000, Brame Specialty Co., Inc. supplied NCBC and CCB Financial Corporation with paper products, office supplies and equipment for approximately $1,081,000 in the aggregate. One of our directors, James B. Brame, Jr., is the President of Brame Specialty Co., Inc. and owns a majority of its outstanding capital stock.

  During 1993, Bruce E. Campbell, Jr., the former Chief Executive Officer of the Company, exercised his right under his employment agreement to convert to part-time status until age 65. Upon reaching age 65 on March 7, 1996, Mr. Campbell retired and has been retained by NCBC as a consultant. Pursuant to his consulting agreement, Mr. Campbell was paid a consulting fee of $50,000 during 2000. During 2000, he received additional compensation consisting of director's fees of $20,200 and an award of 100 shares for attendance at all nine meetings of our Board.

Compensation Committee Interlocks and Insider Participation

  Messrs. Farnsworth, McNeill, Mallory, McDonald and Munson, all of whom are non-employee directors, serve as members of our Compensation Committee. Some of our officers and directors, including members of our Compensation Committee, and certain of their associates and immediate family members (including spouses, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law), are customers of our subsidiaries. As customers, they have had transactions with our subsidiaries in the ordinary course of business, including borrowings. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in our opinion, do not involve more than normal risk of collectibility or present any other unfavorable features.

                                  PROPOSAL II
                    AMENDMENT TO CHARTER TO CHANGE OUR NAME

  The Board of Directors has approved and recommended that the shareholders approve an amendment to our Amended and Restated Charter changing our name from "National Commerce Bancorporation" to "National Commerce Financial Corporation." Over the past several years, changes in the regulatory framework governing us have permitted us to diversify our business and to expand our operations to include activities that fall outside the scope of traditional banking. In particular, we are now actively engaged in the provision of investment and transaction processing services. The proposed change to our name will better reflect the broad range of financial services that we currently provide to our customers.

  The text of the amendment adopted and approved by the Board of Directors and proposed to be approved by the shareholders is attached to this proxy statement as Appendix B. The charter amendment will become effective only after approval by the shareholders and filing with the Tennessee Secretary of State of articles of amendment that set forth the text of the charter amendment.

  The presence of a quorum at the annual meeting and the affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy, are necessary to approve the charter amendment.

  The Board of Directors recommends that you vote "FOR" the amendment to our Amended and Restated Charter described above.

                                 PROPOSAL III
              APPROVAL OF SHORT-TERM INCENTIVE COMPENSATION PLAN

  Internal Revenue Code Section 162(m) prohibits all public companies from deducting for tax purposes amounts of annual compensation paid to individual employees that exceed $1 million if that compensation is paid to any officers whose compensation is reported in that company's proxy statement. However, compensation that is paid pursuant to the terms of a plan or arrangement that meets the definition of "qualified performance-based compensation" for purposes of Section 162(m) is not subject to this $1 million limitation. One requirement necessary to meet the definition is that the "material terms" of the plan or arrangement be disclosed to and approved by the company's shareholders. Our Compensation Committee has recently adopted the Short-Term Incentive Compensation Plan ("STICP"). In order to fully deduct future payments under the STICP, the Board of Directors is requesting that you approve the STICP.

  The purpose of the STICP is to motivate certain of our executives to perform in a way that will promote NCBC's success by paying them cash bonuses that are tied to NCBC's achievement of certain business criteria. The Chairman of our Board, the Chief Executive Officer and the other members of our Management Committee, which includes our Chief Financial Officer, Chief Operating Officer, Chief Administrative Officer, the President of our Carolina and Virginia banking subsidiaries, the President of our Financial Enterprises businesses, and our Executive Vice President for mergers and acquisitions, will be eligible to participate in the STICP.

  Bonuses will be paid under the STICP only if we meet certain minimum annual thresholds for growth in earnings per share and return on equity. These thresholds are set annually by the Compensation Committee of our Board. The annual amount that may be paid under the STICP to any participant may vary from year to year, but in no event will it exceed 200% of that participant's base salary. For 2001, the maximum amount that may be paid to either the Chairman of our Board or our Chief Executive Officer is 150% of that officer's base salary. The Chief Operating Officer, the President of our Carolina and Virginia banking subsidiaries and the President of our Financial Enterprises businesses may receive a maximum annual payment of 97.5% of that officer's base salary in 2001, and all other eligible participants may receive a maximum annual payment of 90% of each participant's base salary in 2001.

  The STICP will be administered by the Compensation Committee of our Board. Prior to the payment of any bonus under the STICP, the committee will certify in writing that the business criteria described above were in fact achieved.

  The presence of a quorum at the annual meeting and the affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy, are necessary to approve the STICP.

  The Board of Directors recommends that you vote "FOR" the approval of the STICP.

                                  PROPOSAL IV
                     RATIFICATION OF INDEPENDENT AUDITORS

  Our financial statements for the 2000 fiscal year were audited by Ernst & Young LLP. On March 20, 2001, we notified Ernst & Young that its appointment as independent auditor will be terminated effective upon the issuance of Ernst & Young's reports on our consolidated financial statements for the year ended December 31, 2000. KPMG LLP will be engaged as our independent auditor effective upon Ernst & Young's termination. The decision to change auditors was recommended by the Audit Committee of our Board of Directors and approved by our Board of Directors. We are presenting this appointment to the shareholders for ratification at the annual meeting.

  Our dismissal of Ernst & Young and appointment of KPMG is attributable to
(i) KPMG's long-standing relationship with CCB and (ii) the fact that KPMG's proposed fee for audit services was significantly less than Ernst & Young's proposed fee. KPMG had served as CCB's independent auditor for many years, and CCB's former Chief Financial Officer, Sheldon M. Fox, currently serves as our Chief Financial Officer. In addition, members of the former CCB accounting staff make up a large portion of our current accounting department. In light of these ongoing independent auditor/client relationships and the anticipated fee savings, we believe it is in our best interests and the best interests of our shareholders to select KPMG as our independent auditors.

  Neither of Ernst & Young's reports on our financial statements for fiscal years 2000 and 1999 contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles. There were no "disagreements" (as such term is defined in Item 304(a)(v) of Regulation S-K) with Ernst & Young at any time during our two most recent fiscal years or thereafter regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its report. In addition, during the same period, no "reportable events" (as such term is defined in Item 304(a)(v) of Regulation S-K) arose in the context of our relationship with Ernst & Young.

  In February 2001, at the suggestion of Ernst & Young, we consulted KPMG and another national accounting firm with respect to the accounting treatment of certain interest rate swap transactions that we entered into in the first and second quarters of 2000. KPMG was consulted regarding the appropriate application of generally accepted accounting principles to the interest rate swap agreements. KPMG orally advised us that the interest rate swap agreements did not qualify as a hedge of debt instruments under SFAS No. 133. Therefore, changes in the fair value of the interest rate swap agreements should be recognized into earnings. Ernst & Young considered the same issue in connection with its audit of the 2000 financial statements and had previously concluded that the unrealized losses on the subject transactions were properly reportable as losses on swap transactions in the consolidated statements of income.

  In the event you do not ratify the appointment of KPMG as our independent auditors, the Board and the Audit Committee will reconsider the appointment of KPMG. Even if you do ratify the appointment, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it believes that such a change would be in the best interests of the company and its shareholders.

  A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. A representative of Ernst & Young is not expected to be present at the annual meeting.

  The presence of a quorum at the annual meeting and the affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy, are necessary to ratify the selection of KPMG LLP as our independent auditors for fiscal year 2001.

   The Board of Directors recommends that you vote "FOR" the ratification of KPMG LLP as our independent auditors for fiscal year 2001.

                          ANNUAL REPORT ON FORM 10-K

  A copy of our annual report on Form 10-K, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules but excluding exhibits thereto, is being mailed along with this proxy statement. We will provide copies of the exhibits, should they be requested by eligible shareholders, and we may impose a reasonable fee for providing such exhibits. Requests for copies of the exhibits to our annual report on Form 10-K should be mailed to:

                NATIONAL COMMERCE BANCORPORATION
                One Commerce Square
                Memphis, Tennessee 38150
                Attention: Sheldon M. Fox, Chief Financial Officer

                                                  David T. Popwell
                                                  Secretary

March 30, 2001

                                                                     Appendix A

                       NATIONAL COMMERCE BANCORPORATION

                            AUDIT COMMITTEE CHARTER

Statement of Policy

  The audit committee is a committee of the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls that management and the board of directors have established, and the audit process. In doing so, it is the responsibility of the audit committee to provide an open avenue of communication between the board of directors, management, the internal auditors, and the independent auditors. The audit committee shall make regular reports to the board.

Organization

  The audit committee of the board of directors shall be comprised of at least four directors who meet the independence and experience requirements of the National Association of Securities Dealers.

Responsibilities

  In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the company are in accordance with all requirements and are of the highest quality.

  In carrying out these responsibilities, the audit committee will:

  . Review and reassess the adequacy of this Charter at least annually and submit it to the board for approval.

  . Recommend to the board the appointment of the independent auditors, which firm is ultimately accountable to the audit committee and the board.

  . Evaluate the performance of the independent auditors and, if so determined by the audit committee, recommend that the board replace the independent auditors.

  . Review and concur with management's appointment, termination, or replacement of the director of internal audit.

  . Meet with the independent auditors and financial management of the company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

  . Review the annual audited financial statements with the independent auditors and management, including major issues regarding accounting and auditing principles as well as the adequacy of internal controls that could significantly affect the company's financial statements.

  . Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the committee by the auditors. The chair of the committee may represent the entire committee for purposes of this review.

  . On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take, appropriate action to ensure the continuing independence of the auditors.

  . Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related company compliance policies.

  . Review the internal audit function of the company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

  . Review the significant reports to management prepared by the internal audit division and management's responses.

  . Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company's annual proxy statement that discloses whether the audit committee has (a) adopted a written charter;
     (b) reviewed and discussed certain matters with management and the auditors; and (c) recommended to the board that the audited financial statements be included in the annual report on Form 10-K for filing with the SEC. In addition, include a copy of this Charter as an addendum to the proxy statement at least triennially.

  While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the company's Code of Conduct.

                                                                     Appendix B

           ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED CHARTER

                                      OF

                       NATIONAL COMMERCE BANCORPORATION

  Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

  1. The name of the corporation is National Commerce Bancorporation.

  2. The charter of the corporation is hereby amended by striking out Article First thereof in its entirety and by substituting in lieu of said Article the following new Article:

   "First: The name of this Corporation is National Commerce Financial Corporation."

  3. The amendment was duly adopted by the Board of Directors of the corporation and approved by the shareholders of the corporation on April 25, 2001.

Executed as of this       day of April, 2001.

                                          NATIONAL COMMERCE BANCORPORATION

                                          By: _________________________________
                                              David T. Popwell, Secretary

                     NATIONAL COMMERCE BANCORPORATION PROXY
        PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON APRIL 25, 2001

The undersigned hereby appoints THOMAS M. GARROTT, JAMES E. MCGEHEE, JR., and DAVID T. POPWELL, and each of them, proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of National Commerce Bancorporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, April 25, 2001, at 10:00 a.m. local time, in the Auditorium at National Bank of Commerce, Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee 38150, and at any adjournments thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournments thereof. Said proxies are directed to vote on the matters described in the Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

1.   ELECTION  OF  DIRECTORS.

     (   )  FOR all nominees listed below (except as marked to the contrary below.)

     (   )  WITHHOLD AUTHORITY to vote for all nominees listed:
            (INSTRUCTION: To withhold authority to vote for any individual nominee(s), strike a line through the nominee's name in the list below.)

            Class A to serve until Annual Meeting of Shareholders in 2004:
            Bruce E. Campbell, Jr.; Blake P. Garrett; Thomas M. Garrott; C. Dan Joyner; W. Neely Mallory, Jr.; Eric B. Munson; and H. Allen Tate, Jr.

2. RATIFICATION OF THE BOARD OF DIRECTOR'S APPOINTMENT OF KPMG LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 2001.

        FOR   (   )         AGAINST    (    )       ABSTAIN    (  )

3. APPROVAL OF PROPOSAL TO AMEND THE COMPANY'S CHARTER to change the name of the Company to NATIONAL COMMERCE FINANCIAL CORPORATION.

        FOR   (   )         AGAINST    (    )       ABSTAIN    (  )


4.   APPROVAL OF PROPOSAL to approve Short-Term Incentive Compensation Plan.

        FOR   (   )         AGAINST    (    )       ABSTAIN    (  )


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED "FOR" EACH OF THE ABOVE-MENTIONED PROPOSALS. IF ANY OTHER MATTERS ARE PROPERLY PRESENTED AT THE ANNUAL MEETING FOR ACTION TO BE TAKEN THEREUNDER, THIS PROXY WILL BE VOTED ON SUCH MATTERS BY THE PERSONS NAMED AS PROXIES HEREIN IN ACCORDANCE WITH THEIR BEST JUDGEMENT.

Please sign and date below and return the proxy material in the enclosed envelope, whether or not you plan to attend the Annual Meeting.

     ___________________________          __________________________
     Signature                            Date

     ___________________________          __________________________
     Social Security Number               Telephone